Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited)*

	Quarter Ended June 30,		Six Months Ended June 30,
Financial Data (Data in $ thousands, except per share amounts)
	2003	2002	2003	2002
Revenues:
Oil and Gas	295,530	185,241	605,397	327,538
Other	69	(856)	956	(243)

Total	295,599	184,385	606,353	327,295
Operating Expenses:
Lease Operating	31,484	29,656	64,573	58,128
General & Administrative	15,054	10,828	28,426	22,370
Exploration	1,827	1,352	3,659	1,176
Dry hole and impairment	3,920	3,500	6,098	8,495
Depreciation, depletion and amortization	84,347	73,942	164,766	139,748
Production and other taxes	10,231	4,929	19,185	7,740
Accretion and other	4,820	—	7,896	181

Total	151,683	124,207	294,603	237,838

Operating Income	143,916	60,178	311,750	89,457

Interest:
Charges	(12,984)	(14,500)	(26,679)	(29,088)
Income	547	534	934	912
Capitalized	4,117	6,859	8,131	13,512

Total Interest Expense	(8,320)	(7,107)	(17,614)	(14,664)

Minority Interest in Subsidiary	—	(1,638)	—	(4,140)
Foreign Currency Transaction Gain (Loss)	336	659	562	1,331

Income Before Income Taxes	135,932	52,092	294,698	71,984

Income Tax Expense (Benefit)	56,213	23,474	122,336	34,341

Income Before Change in Accounting Principle	79,719	28,618	172,362	37,643

Change in accounting principle	—	—	(4,166)	—

Net Income	79,719	28,618	168,196	37,643

Basic earnings per share
Before change in accounting principle	1.29	0.51	2.80	0.68
Change in accounting principle	—	—	(0.07)	—

Basic earnings per share	1.29	0.51	2.73	0.68

Diluted earnings per share
Before change in accounting principle	1.24	0.48	2.67	0.66
Change in accounting principle	—	—	(0.06)	—

Diluted earnings per share	1.24	0.48	2.61	0.66

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	61,961	56,192	61,559	54,972
Diluted shares	65,376	64,340	65,252	61,210
Discretionary Cash Flow:
Net Income	79,719	28,618	168,196	37,643
Accretion and other	3,182	(659)	7,283	(1,331)
Change in accounting principle	—	—	4,166	—
Depreciation, depletion and amortization	84,347	73,942	164,766	139,748
Deferred Taxes	(9,732)	8,065	7,269	15,611
Dry Hole and Impairment	3,920	3,500	6,098	8,495
Exploration	1,827	1,352	3,659	1,176
(Gains) Losses on Property Sales	28	41	90	303
Capitalized Interest	(4,117)	(6,859)	(8,131)	(13,512)
Undistributed Equity in Minority Owned Subsidiary	—	1,638	—	4,140
Other Noncash	1,387	5,023	2,506	7,685

Total	160,561	114,661	355,902	199,958

*
Supplemental Information should be read in conjunction with Pogo's Quarterly Earnings Release